Intrepid Potash Announces Second Quarter 2014 Results
and Senior Executive Transition

DENVER; Jul. 30, 2014 - Intrepid Potash Inc. (Intrepid) (NYSE: IPI) today announced financial results and operating highlights for its second quarter ended June 30, 2014. Intrepid also announced that Dave Honeyfield, current President and CFO, will be resigning from Intrepid effective August 29, 2014, in order to pursue an opportunity with a newly formed company in the oil and gas business. Bob Jornayvaz, Intrepid’s co-founder, current Executive Chairman and largest shareholder, will become President and CEO. Mr. Jornayvaz will be reassuming the leadership role he held from the Company’s inception in 2000 through 2010, including overseeing Intrepid’s initial public offering in 2008. Brian Frantz, Intrepid’s VP - Finance, Controller and Chief Accounting Officer, has been named interim CFO, as the Company performs a search for this position.

“Having the responsibility to lead the transition of Intrepid over the last four years has been tremendously rewarding for me personally and professionally. I am thankful to Bob Jornayvaz and Hugh Harvey for the opportunity to serve as President and Chief Financial Officer. I also want to share the enormous respect I have for the employees of Intrepid; the talent, skill, and innovation that they bring to bear make Intrepid the strong company that it is today. It has been a real pleasure to serve our customers, our employees and our stockholders,” said Dave Honeyfield.

Bob Jornayvaz commented, “I thank Dave for his outstanding execution of Intrepid’s strategy during a period of great change. We have built a stronger Intrepid through the capital investment stage Dave oversaw. In returning to the CEO role, I have as my top priorities continued focus on operating and optimizing our new assets, further development of our long-term growth strategy, and maximizing our margin and cash flow generation opportunities on every ton of product we sell.”

Financial results for the second quarter of 2014 include:

•	Net income of $5.6 million, or $0.07 per diluted share, compared with the second quarter 2013 net income of $11.3 million, or $0.15 per diluted share

•	Adjusted net income(1) of $5.6 million, or $0.07 per diluted share, compared with adjusted net income of $12.7 million, or $0.17 per diluted share, for the second quarter last year

•	Adjusted EBITDA(1) of $28.6 million, compared with $33.0 million in the second quarter of 2013

•
Cash flow from operating activities for the first six months of 2014 of $55.8 million, compared with $47.4 million in the comparable period of 2013. Cash used for capital expenditures during the first six months of 2014 was $45.1 million.

•	Cash, cash equivalents, and investments of $35.1 million at June 30, 2014

Commenting on the results, Mr. Jornayvaz said, "We returned to profitability and increased our cash flow generation this quarter and delivered a solid first half of the year. Our ability to supply tons to our customers, despite the industry-wide logistical challenges, allowed us to meet the healthy demand for potash through the spring. In the quarter, we earned a sequential increase in our average net realized sales price(1) and achieved lower per ton cash operating costs(1) on both our potash and Trio® products. The second quarter results, particularly the continued improvements in cash operating costs, highlight the positive trends we are experiencing and that we expect to continue as we are more singularly focused on the optimization of our new assets and operations now that the majority of the multi-year intensive capital project work is completed.”

Second quarter 2014 highlights include:

Potash

•
Average net realized sales price per ton was $329 ($363 per metric tonne), a 4% increase from the previous quarter. Last year's second quarter average net realized sales price was $402 per ton ($443 per metric tonne).

•	Cash operating costs of $188 per ton improved sequentially by 8% from the first quarter. Cash operating costs were $186 per ton in the second quarter of 2013.

•
Potash sales volume was 235,000 tons in the second quarter, up 28% from 184,000 tons in the same quarter of 2013. For the first six months of 2014, potash sales volume of 478,000 tons increased 30% from the comparable period of 2013.

•
Potash production was 190,000 tons, up 4% compared with the same period a year ago. In the first six months of this year, production volume was 411,000 tons, up slightly from the first six months of 2013.

(1) Adjusted net income, adjusted net income per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), average net realized sales price per ton, and per ton cash operating costs are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Intrepid grew sales and achieved a sequentially higher average net realized sales price in the second quarter by continuing to meet customers' needs through its well developed, close-to-the-customer distribution model, and by working closely with the railroad and customers to coordinate rail deliveries. The strategy of placing product forward in the market ahead of demand enables Intrepid to respond to just-in-time purchasing patterns and creates a more consistent supply of product for customers.

The capital investments together with process improvements aimed at increasing production and lowering cash operating costs per ton showed positive results for the second consecutive quarter. Comparing the second quarter to the first quarter of this year, Intrepid reduced potash cash operating costs by $17 per ton and total potash cost of goods sold by $13 per ton. Year-over-year, per ton cash operating costs were 1% higher, while total cost of goods sold per ton increased 5%, largely as a result of additional depreciation expense from the recent capital investments.

The second half cash operating costs per ton and total cost of goods sold per ton for potash are expected to continue to decline. Driving the cost improvements will be the second, larger harvest from the HB Solar Solution mine, and anticipated benefits from the multi-year capital investments at the West plant that were designed to increase production. The HB activities will have a more pronounced impact in the fourth quarter of 2014 than the third quarter. While cash operating costs per ton are expected to be lower on a year-over-year basis for the third quarter, the Company's expectation is that the cash operating costs per ton in the period will be slightly higher than the second quarter as a result of scheduled maintenance turnaround activity at Intrepid's East, West and Wendover facilities. Additionally, the normal cyclical sales and production mix shifts somewhat in the third quarter because of a greater concentration of tons produced through conventional underground operations at a time when the solar solution mining operations are taking advantage of higher evaporation rates that occur over the summer months.

Langbeinite - Trio®

•
Average net realized sales price per ton for langbeinite, which is marketed as Trio®, in the second quarter was $350 ($386 per metric tonne), representing a 3% sequential increase from the first quarter. In the second quarter of 2013, average net realized price was $359 per ton ($396 per metric tonne).

•	Cash operating costs were $192 per ton, a $24 per ton improvement from the first quarter of 2014. Cash operating costs were $177 per ton in the second quarter of 2013.

•
Trio® sales volume was 62,000 tons, up from 35,000 tons for the same period in the prior year. Sales volume for the first six months of this year increased 32% to 98,000 tons compared with the same period in 2013.

•	Production was 43,000 tons, compared with 50,000 tons in the second quarter of 2013

Intrepid grew sales volume for Trio® in the quarter and year-to-date 77% and 32%, respectively, compared with the same periods in 2013. These results were driven by a greater emphasis on the higher-value domestic market. The ability to manufacture and sell the premium products, the pellet form and the natural granular, generates a higher average net realized sales price. The average net realized sales price per ton, which increased 3% from first quarter levels, remained resilient as customers continue to recognize the benefits of this specialty fertilizer, and as demand exceeds supply.

Trio® production, while up sequentially, decreased 22% in the first six months of this year from the same period in 2013, with the majority of this reflected in the first quarter. Production was impacted by the work underway to make the conversion process of standard-sized material into premium-sized product more efficient. The production increase in the second quarter as compared with the first quarter was achieved through higher recovery rates at the East facility. Per ton cash operating costs and cost of goods sold trends generally followed the quarterly production trends.

Capital project update and highlights include:

Intrepid’s capital investment range for 2014 of $40 million to $50 million is unchanged from prior guidance. Nearly half of the planned investments are for sustaining capital, with the remainder being used to complete the major projects. Through the first six months of this year, Intrepid has invested $24 million, which includes completing the remaining work on the HB Solar Solution mine and the third compactor line at the North Compaction plant. The Company expects the capital investment to complete the West upgrades to occur in the third quarter when commissioning on the final component of this upgrade commences.

HB Solar Solution mine

Construction on the HB Solar Solution mine is complete with only final commissioning work to be performed during the second half of the year. Intrepid produced approximately 31,000 tons of potash in the first half of this year from the initial harvest from the HB Solar Solution mine. The second harvest is scheduled to commence in August, and, based on the brine concentrate levels and the pace of evaporation, Intrepid has more certainty about achieving the estimated 50,000 to 100,000 tons of production in 2014. Cash operating costs trended down from the first quarter into the second quarter with the plant generating positive cash flow. The per ton cash operating costs are expected to trend down further to the targeted range of $80 to $100 per ton at full production rates of 150,000 to 200,000 tons in the 2015/2016 harvest season.

North Compaction plant

All three compaction lines are in service at the North Compaction plant. With this new plant complete, Intrepid is producing a high quality granular product. This high quality product has opened up sales opportunities, and allows Intrepid to further develop its close-to-the-customer warehouse strategy. The capacity of the new North plant was designed to granulate 100% of the production from the HB Solar Solution mine and the West mine. Based on the current design, the plant can also handle any additional potash tonnage from the East facility, creating the flexibility to granulate 100% of Intrepid's Carlsbad production, similar to the Moab and Wendover operations. The capabilities of the new North plant also make possible some of the process changes underway at the West facility that are intended to allow for higher recoveries, thereby lowering per ton costs.

West facility upgrades

Intrepid expects to complete the last in the series of major recovery improvement projects at the West facility during the third quarter of 2014. The upgrades have enhanced and will continue to enhance West's ability to stabilize recovery rates. Increased production at West, combined with the revised processes, is expected to lower per ton cash operating costs more meaningfully during the second half of 2014, particularly in the fourth quarter, once the projects are finished and fully integrated.

Market conditions and 2014 outlook:

Intrepid saw continued sales success through its strategy of placing product forward in the market, and combining the diversity and expansion of its sales channels beyond agriculture to include the industrial and feed markets.

Potash demand in the second quarter remained strong and pricing improved from the previous quarter in response to lower inventory levels in North America, particularly of granular size product. Further, the announcement by the Canadian producers of a summer fill price increase supports an outlook for stability in pricing into the fall season of 2014.

Intrepid has slightly adjusted its second half potash sales forecast partly due to the higher sales volumes in the first half of 2014 resulting in tighter inventory levels. Additionally, customer demand in the third quarter and early fourth quarter is strong, and the Company is closely coordinating sales and production. Intrepid does not expect potash pricing to fluctuate meaningfully during the second half of the year in response to current corn and soybean pricing as current potash pricing provides good value to the farmer.

Intrepid's outlook for the second half and full year of 2014 is presented below. This information is Intrepid's best estimate at the current time and will be impacted by actual market conditions, results of operations, and production results. Cash operating costs per ton and cost of goods sold per ton for potash are expected to be lower for the second half compared with the first half. The second half range for potash cost of goods sold per ton has increased slightly in reflection of the sales mix of tons as Intrepid has low levels of inventory at the end of the second quarter from its Utah operations based on the strength of sales through the spring. Additionally, as the sales price expectations for potash have improved since Intrepid last provided its outlook on April 30, 2014, there will be less cost flowing through the lower-of-cost-or-market adjustment line in the second half of the year than previously expected as these costs will now flow through cost of goods sold.

	Second-Half	Full-Year
	2014	2014
Potash
Production (tons)	445,000 - 465,000	860,000 - 880,000
Sales (tons)	415,000 - 435,000	890,000 - 910,000
Cash operating costs ($/ton)	$185 - $200	$185 - $200
Total COGS ($/ton)	$260 - $275	$265 - $280

Trio®
Production (tons)	80,000 - 95,000	155,000 - 170,000
Sales (tons)	75,000 - 85,000	175,000 - 185,000
Cash operating costs ($/ton)	$175 - $190	$185 - $200
Total COGS ($/ton)	$245 - $260	$260 - $275

Other
Interest expense	$3.0 - $3.5 million	$5.5 - $6.5 million
Depreciation, depletion, and accretion	$38 - $42 million	$77 - $81 million
Selling and administrative expense (excludes approximately $1.8 million of restructuring charges in the first quarter)	$13 - $15 million	$26 - $30 million
Capital investment	not provided	$40 - $50 million

Notes

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for July 31, 2014, at 10:00 a.m. ET. The dial in number is 800-319-4610 for U.S. and Canada, and is 631-982-4565 for other countries. A recording of the conference call will be available two hours after the completion of the call at 800-319-6413 for U.S. and Canada, or 631-883-6842 for other countries. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. An audio recording of the conference call will be available at www.intrepidpotash.com through September 1, 2014.

About Intrepid

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash, which is essential for healthy crop development; and Trio®, a specialty fertilizer supplying three key nutrients, potassium, magnesium and sulfate, in a single particle. Intrepid owns six active production facilities across New Mexico and Utah. Intrepid is unique in the U.S. in its utilization of low-cost solar solution mining at three of its facilities, including the newly constructed HB Solar Solution mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website,www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•
the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects, including our HB Solar Solution mine, our North compaction plant, our West plant upgrades, and our Moab cavern systems

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•	our ability to obtain any necessary governmental permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines or changes in U.S. or world agricultural production or fertilizer application rates

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•
our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements, or the total amount available to us under our credit facility is reduced, in whole or in part, because of covenant limitations

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•
the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our subsequent Quarterly Reports on Form 10-Q

In addition, new risks emerge from time to time. It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of July 30, 2014. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales	$110,949	$92,680	$209,824	$191,937
Less:
Freight costs	11,760	6,526	21,691	14,623
Warehousing and handling costs	2,988	3,094	5,800	6,673
Cost of goods sold	79,383	55,003	157,957	108,776
Lower-of-cost-or-market inventory adjustments	1,140	4	4,706	12
Gross Margin	15,678	28,053	19,670	61,853

Selling and administrative	7,064	8,639	13,810	18,131
Accretion of asset retirement obligation	406	374	811	749
Restructuring expense	—	—	1,827	—
Other operating (income)	(305)	(1,340)	(3,250)	(1,169)
Operating Income	8,513	20,380	6,472	44,142

Other Income (Expense)
Interest expense	(1,556)	(219)	(2,936)	(432)
Interest income	22	163	75	215
Other income (expense)	225	(1,836)	460	(1,820)
Income Before Income Taxes	7,204	18,488	4,071	42,105

Income Tax (Expense) Benefit	(1,642)	(7,171)	1,136	(15,869)
Net Income	$5,562	$11,317	$5,207	$26,236

Weighted Average Shares Outstanding:
Basic	75,514,991	75,383,108	75,480,165	75,361,951
Diluted	75,573,918	75,399,566	75,534,138	75,396,164
Earnings Per Share:
Basic	$0.07	$0.15	$0.07	0.35
Diluted	$0.07	$0.15	$0.07	0.35

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2014 AND DECEMBER 31, 2013
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$31,069	$394
Short-term investments	4,013	15,214
Accounts receivable:
Trade, net	33,036	20,837
Other receivables	5,103	7,457
Refundable income taxes	14,734	15,722
Inventory, net	86,672	105,011
Prepaid expenses and other current assets	3,700	5,653
Current deferred tax asset	5,525	8,341
Total current assets	183,852	178,629

Property, plant, equipment, and mineral properties, net	812,172	826,569
Long-term parts inventory, net	13,592	12,469
Long-term investments	2	9,505
Other assets, net	4,132	4,252
Non-current deferred tax asset	146,687	143,849
Total Assets	$1,160,437	$1,175,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$15,923	$27,552
Related parties	31	50
Accrued liabilities	18,238	29,845
Accrued employee compensation and benefits	10,427	9,122
Other current liabilities	1,206	2,059
Total current liabilities	45,825	68,628

Long-term debt	150,000	150,000
Asset retirement obligation	20,648	19,959
Other non-current liabilities	2,853	2,715
Total Liabilities	219,326	241,302

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,528,235 and
75,405,410 shares outstanding at June 30, 2014, and December 31, 2013, respectively	76	75
Additional paid-in capital	574,536	572,616
Accumulated other comprehensive income (loss)	2	(10)
Retained earnings	366,497	361,290
Total Stockholders' Equity	941,111	933,971
Total Liabilities and Stockholders' Equity	$1,160,437	$1,175,273

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$5,562	$11,317	$5,207	$26,236
Deferred income taxes	2,750	7,145	(28)	15,526
Items not affecting cash:
Depreciation, depletion, and accretion	19,874	14,338	39,523	28,479
Stock-based compensation	1,503	1,537	2,531	2,677
Lower-of-cost-or-market inventory adjustments	1,140	4	4,706	12
Other	(275)	928	(52)	1,361
Changes in operating assets and liabilities:
Trade accounts receivable, net	(2,769)	8,401	(12,200)	(4,314)
Other receivables, net	5,670	(1,148)	2,354	(1,492)
Refundable income taxes	(1,036)	(79)	989	(76)
Inventory, net	5,767	(9,821)	12,510	(18,610)
Prepaid expenses and other assets	847	778	1,852	1,492
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(372)	890	(707)	(3,405)
Other liabilities	(136)	1,533	(836)	(442)
Net cash provided by operating activities	38,525	35,823	55,849	47,444

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(13,220)	(62,611)	(45,139)	(123,759)
Proceeds from sale of property, plant, equipment, and mineral properties	—	58	—	68
Purchases of investments	(2)	(80,234)	(7)	(80,234)
Proceeds from sale of investments	2,532	253	20,583	21,839
Net cash used in investing activities	(10,690)	(142,534)	(24,563)	(182,086)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	150,000	—	150,000
Debt issuance costs	—	(603)	—	(603)
Employee tax withholding paid for restricted stock upon vesting	—	—	(611)	(577)
Net cash provided by (used in) financing activities	—	149,397	(611)	148,820

Net Change in Cash and Cash Equivalents	27,835	42,686	30,675	14,178
Cash and Cash Equivalents, beginning of period	3,234	5,111	394	33,619
Cash and Cash Equivalents, end of period	$31,069	$47,797	$31,069	$47,797

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Production volume (in thousands of tons):
Potash	190	182	411	404
Langbeinite	43	50	75	96
Sales volume (in thousands of tons):
Potash	235	184	478	369
Trio®	62	35	98	74

Gross sales (in thousands):
Potash	$84,804	$78,195	$169,301	$160,973
Trio®	26,145	14,485	40,523	30,964
Total	110,949	92,680	209,824	191,937
Freight costs (in thousands):
Potash	7,496	4,351	15,156	9,817
Trio®	4,264	2,175	6,535	4,806
Total	11,760	6,526	21,691	14,623
Net sales (in thousands)(1):
Potash	77,308	73,844	154,145	151,156
Trio®	21,881	12,310	33,988	26,158
Total	$99,189	$86,154	$188,133	$177,314

Potash statistics (per ton):
Average net realized sales price(1)	$329	$402	$323	$409
Cash operating costs(1)(2)	188	186	197	180
Depreciation and depletion	67	50	65	48
Royalties	12	18	11	17
Total potash cost of goods sold	$267	$254	$273	245
Warehousing and handling costs	11	14	10	15
Average potash gross margin(1)	$51	$134	$40	149

Trio® statistics (per ton):
Average net realized sales price(1)	$350	$359	$347	$354
Cash operating costs(1)	192	177	201	179
Depreciation and depletion	57	48	61	51
Royalties	17	18	17	18
Total Trio® cost of goods sold	$266	$243	$279	$248
Warehousing and handling costs	8	15	8	14
Average Trio® gross margin(1)	$76	$101	$60	$92

(1) Net sales, average net realized sales price, cash operating costs and average gross margin are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) On a per ton basis, by-product credits were $7 and $7 for the second quarter of 2014, and 2013, respectively. By-product credits were $1.7 million and $1.3 million for the second quarter of 2014, and 2013, respectively. On a per ton basis, by-product credits were $6 and $9 for the six months ended June 30, 2014, and 2013, respectively. By-product credits were $3.1 million and $3.2 million for the six months ended June 30, 2014, and 2013, respectively. Cash operating costs and GAAP total cost of goods sold are shown net of by-product credits.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, net sales, average net realized sales price, cash operating costs, and average potash and Trio® gross margin. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We also refer to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income and Adjusted Net Income Per Diluted Share

Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures that are calculated as net income or earnings per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, restructuring expenses and reversal of the allowance associated with the employment-related high wage tax credits in New Mexico. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income	$5,562	$11,317	$5,207	$26,236
Adjustments
Allowance for New Mexico employment credits(1)	—	—	(2,563)	—
Restructuring expense	—	—	1,827	—
Loss on settlement of pension obligation termination	—	1,871	—	1,871
Compensating tax refund	—	(1,705)	—	(1,705)
Calculated income tax effect(2)	—	(66)	294	(66)
Change in blended state tax rate
to value deferred income tax asset	—	1,260	—	1,260
Total adjustments	—	1,360	(442)	1,360
Adjusted Net Income	$5,562	$12,677	$4,765	$27,596

(1) In the third quarter of 2013, Intrepid received notification that its application for certain New Mexico employment-related high wage tax credits had been denied and established a pre-tax, non-cash allowance of approximately $2.8 million for the credits relating to the denied periods. In March of 2014, Intrepid received notification from the State of New Mexico that the vast majority of the credits will be allowed and therefore has reversed most of the allowance to reflect the expected amount of cash to be received.
(2) Assumes an annual effective tax rate of 40%.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income Per Diluted Share	$0.07	$0.15	$0.07	$0.35
Adjustments
Allowance for New Mexico employment credits	—	—	(0.03)	—
Restructuring expense	—	—	0.02	—
Loss on settlement of pension obligation termination	—	0.02	—	0.02
Compensating tax refund	—	(0.02)	—	(0.02)
Calculated income tax effect	—	—	—	—
Change in blended state tax rate
to value deferred income tax asset	—	0.02	—	0.02
Total adjustments	—	0.02	(0.01)	0.02
Adjusted Net Income Per Diluted Share	$0.07	$0.17	$0.06	$0.37

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the reversal of the allowance associated with the employment-related high wage tax credits in New Mexico, restructuring expenses, interest expense, income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. We consider adjusted EBITDA to be useful because it reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations. We use adjusted EBITDA to assess operating performance and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income	$5,562	$11,317	$5,207	$26,236
Allowance for New Mexico employment credits	—	—	(2,563)	—
Restructuring expense	—	—	1,827	—
Interest expense	1,556	219	2,936	432
Income tax expense (benefit)	1,642	7,171	(1,136)	15,869
Depreciation, depletion, and accretion	19,874	14,338	39,523	28,479
Total adjustments	23,072	21,728	40,587	44,780
Adjusted Earnings Before Interest, Taxes,
Depreciation and Amortization	$28,634	$33,045	$45,794	$71,016

Net Sales and Average Net Realized Sales Price per Ton

Net sales and average net realized sales price are non-GAAP financial measures. Net sales are calculated as sales less freight costs. Average net realized sales price is calculated as net sales, divided by the number of tons sold in the period. We consider net sales and average net realized sales price to be useful because they remove the effect of transportation and delivery costs on sales and pricing. When we arrange transportation and delivery for a customer, we include in revenue and in freight costs the costs associated with transportation and delivery. However, many of our customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in our revenue and freight costs. We use net sales and average net realized sales price as key performance indicators to analyze sales and price trends. We also use net sales as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended June 30,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$84,804	$26,145	$110,949	$78,195	$14,485	$92,680
Freight costs	7,496	4,264	11,760	4,351	2,175	6,526
Net sales	$77,308	$21,881	$99,189	$73,844	$12,310	$86,154

Divided by:
Tons sold (in thousands)	235	62		184	35
Average net realized sales price per ton	$329	$350		$402	$359

	Six Months Ended June 30,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$169,301	$40,523	$209,824	$160,973	$30,964	$191,937
Freight costs	15,156	6,535	21,691	9,817	4,806	14,623
Net sales	$154,145	$33,988	$188,133	$151,156	$26,158	$177,314

Divided by:
Tons sold (in thousands)	478	98		369	74
Average net realized sales price per ton	$323	$347		$409	$354

Cash Operating Costs per Ton

Cash operating costs is a non-GAAP financial measure that is calculated as total of cost of goods sold divided by the number of tons sold in the period and then adjusted to exclude per-ton depreciation, depletion, and royalties. Total cost of goods sold is reported net of by-product credits and does not include warehousing and handling costs. We consider cash operating costs to be useful because it represents our core, per-ton costs to produce potash and Trio®. We use cash operating costs as an indicator of performance and operating efficiencies and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended June 30,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$62,761	$16,622	$79,383	$46,660	$8,343	$55,003
Divided by sales volume (in thousands of tons)	235	62		184	35
Cost of goods sold per ton	$267	$266		$254	$243
Less per-ton adjustments
Depreciation and depletion	$67	$57		$50	$48
Royalties	12	17		18	18
Cash operating costs per ton	$188	$192		$186	$177

	Six Months Ended June 30,
	2014			2013
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$130,621	$27,336	$157,957	$90,483	$18,293	$108,776
Divided by sales volume (in thousands of tons)	478	98		369	74
Cost of goods sold per ton	$273	$279		$245	$248
Less per-ton adjustments
Depreciation and depletion	$65	$61		$48	$51
Royalties	11	17		17	18
Cash operating costs per ton	$197	$201		$180	$179

Average Potash and Trio® Gross Margin per Ton

Average potash and Trio® gross margin are non-GAAP financial measures and calculated by subtracting the sum of total cost of goods sold and warehousing and handling costs from the average net realized sales price. We believe the average gross margin for both potash and Trio® to be useful as they represent the average amount of margin we realize on each ton of potash and Trio® sold. The reconciliations of average potash and Trio® net realized sales price to GAAP sales is set forth separately above under the heading “Net Sales and Average Net Realized Sales Price per Ton.”

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Potash
Average potash net realized sales price	$329	$402	$323	$409
Less total potash cost of goods sold	267	254	273	245
Less potash warehousing and handling costs	11	14	10	15
Average potash gross margin per ton	$51	$134	$40	$149

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Trio®
Average Trio® net realized sales price	$350	$359	$347	$354
Less total Trio® cost of goods sold	266	243	279	248
Less Trio® warehousing and handling costs	8	15	8	14
Average Trio® gross margin per ton	$76	$101	$60	$92